Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

NEWS RELEASE	For additional information: Jeff Johnson Treasurer and VP Investor Relations (651) 787-1068

January 24, 2013

DELUXE REPORTS FOURTH QUARTER 2012 FINANCIAL RESULTS

Revenue grows 6%; Small Business Services grows 11%
Diluted EPS of $0.83 grows 6%; adjusted EPS of $0.95 grows 14.5% exceeding high end of outlook
Provides 2013 Outlook; projects growing revenue and EPS and strong cash flow
Declares regular quarterly dividend

St. Paul, Minn. – January 24, 2013 – Deluxe Corporation (NYSE: DLX) announced its financial results for the fourth quarter ended December 31, 2012. Key financial highlights include:

	Q4 2012	Q4 2011	Vs. Q4 2011
Revenue	$387.6 million	$366.4 million	5.8%
Net income	$42.6 million	$39.8 million	7.0%
Diluted EPS – GAAP	$0.83	$0.78	6.4%
Adjusted Diluted EPS – Non-GAAP	$0.95	$0.83	14.5%

A reconciliation between earnings per share on a GAAP basis and adjusted earnings per share on a non-GAAP basis is provided after the Forward-Looking Statements discussion.

Adjusted Diluted EPS exceeded the high end of the range in the prior outlook due to strong operating performance, particularly in Financial Services, and a better than expected effective income tax rate. In addition, GAAP diluted EPS included a loss of $0.07 per share related to the early retirement of debt.

“We are excited to deliver our third straight year of revenue growth and our highest annual revenue growth rate since 1994, excluding the NEBS acquisition,” said Lee Schram, CEO of Deluxe. “Revenue in the fourth quarter was at the top end of our outlook and adjusted EPS exceeded our outlook, driven by strong performance in both Small Business Services and Financial Services. Full year adjusted EPS grew almost 14% to $3.53. Looking forward to 2013, in spite of an anticipated continued sluggish economy, we expect to continue our strong performance with a fourth year of profitable revenue growth.”

Fourth Quarter 2012 Highlights:

•
Revenue for the quarter was $387.6 million compared to $366.4 million during the fourth quarter of 2011. Revenue increased 5.8% compared to 2011, driven by 11.2% growth in Small Business Services, which included the impact of the OrangeSoda, Inc. acquisition in the second quarter. Marketing solutions and other services revenue, which also included the impact of the OrangeSoda, Inc. acquisition, increased 26.4% compared to 2011 and represented 22.5% of consolidated revenue, up from 18.8% in the fourth quarter of 2011.

•
Gross margin was 64.5 percent of revenue, the same as in 2011. Increased delivery rates, material costs and performance based compensation expense in 2012 were offset by favorable impacts from price increases and the Company's continued cost reduction initiatives.

•
Selling, general and administrative (SG&A) expense increased $10.3 million in the quarter compared to 2011. Increased SG&A expense associated with commissions on increased revenue, as well as higher performance based compensation expense, higher brand awareness spending, and the OrangeSoda acquisition in the second quarter, was partially offset by benefits from continued execution against expense reduction initiatives.

•
Operating income in 2012 was $77.8 million compared to $74.0 million in the fourth quarter of 2011. Restructuring and transaction-related costs were $4.0 million in 2012 versus $3.1 million in 2011. These costs were primarily attributable to the Company's on-going cost reduction initiatives. Results for 2011 also included an asset impairment charge of $1.2 million related to a vacant facility. Operating income was 20.1 percent of revenue compared to 20.2 percent in the prior year driven primarily by higher performance based compensation expense, increased delivery rates and material costs, and the OrangeSoda acquisition in the second quarter, offset by higher revenue per order and continued cost reductions.

•
Reported diluted EPS increased $0.05 from the prior year driven by a lower effective income tax rate due to discrete items, and improved operating performance, partially offset by a charge of approximately $0.07 per diluted share in 2012 related to early debt retirements.

Segment Highlights

Small Business Services

•
Revenue was $254.5 million versus $228.8 million in 2011. Revenue was 11.2% higher in the quarter driven by growth in marketing solutions and other services revenue, checks, and in our on-line, Safeguard® distributor, and dealer channels. Revenue also benefited from price increases and $8.0 million from the OrangeSoda acquisition.

•	Operating income in 2012 increased to $43.7 million from $40.5 million in 2011.

Financial Services

•
Revenue was $82.0 million compared to $82.5 million in 2011. The impact of check usage declines offset the benefits of price increases, revenue from a new financial institution client, which began contributing revenue in the first quarter of 2012, and growth in non-check revenue.

•	Operating income in 2012 increased to $18.2 million from $16.8 million in 2011.

Direct Checks

•	Revenue was $51.1 million compared to $55.1 million in 2011, primarily driven by lower order volume resulting from the continued decline in check usage.

•	Operating income in 2012 decreased to $15.9 million from $16.7 million in 2011.

Other Highlights

•
Cash provided by operating activities for 2012 totaled $244.0 million, an increase of $8.6 million compared to 2011. Improved operating performance and the discontinuation of payments to our defined contribution pension plan were partially offset by higher income tax payments, a planned contribution in the first quarter of 2012 to our VEBA trust for future medical costs, and higher contract acquisition payments.

•
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share to all outstanding shares of the Company. The dividend will be payable on March 4, 2013 to shareholders of record at the close of business on February 18, 2013. The Company had 50,642,257 shares outstanding as of January 22, 2013.

Outlook

First Quarter 2013:

Current outlook (1/24/2013)
Revenue	$377 to $385 million
Diluted EPS	$0.85 to $0.90

Full Year 2013:

Current outlook (1/24/2013)
Revenue	$1.535 to $1.575 billion
Marketing solutions & other services revenue	$330 to $340 million
Diluted EPS	$3.60 to $3.80
Operating cash flow	$240 to $255 million
Capital expenditures	$35 million
Depreciation and amortization	$62 million
Effective tax rate	approximately 34%

Editor's Note

•
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-713-8310 (access code 74231470).

•	The presentation also will be available via a simultaneous webcast on our investor relations website at www.deluxe.com/investor.

•	An audio replay of the call will be available through midnight on February 7th by calling 1-888-286-8010 (access code 93002809). The presentation will be archived on Deluxe's web site.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Over four million small business customers access Deluxe's wide range of products and services including customized checks and forms, as well as web-site development and hosting, search engine marketing, search engine optimization, logo design and business networking. For financial institutions, Deluxe offers industry-leading programs in checks, customer acquisition, fraud prevention and profitability. Deluxe is also a leading printer of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning the Company's or management's intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company's products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; declining demand for the Company's check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company's revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company's recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company's cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company's major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including web design, hosting and other services, logo design, search engine marketing, search engine optimization, digital printing services, fraud protection services, and profitability, and risk management services, and the failure of such newer products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company's cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's Form 10-K for the year ended December 31, 2011.

Diluted EPS Reconciliation
The table below is provided to assist in understanding the comparability of the Company's results of operations for the quarters ended December 31, 2012 and 2011. The Company's management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2012 and 2011 (restructuring and related costs, transaction-related costs, an asset impairment charge, and losses on repurchases of debt) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS reconciles to reported EPS as follows:

	Actual
	Q4 2012	Q4 2011
Adjusted Diluted EPS	$0.95	$0.83
Net loss on repurchases of debt	(0.07)	—
Restructuring and related costs	(0.05)	(0.04)
Asset impairment charge	—	(0.01)
Reported Diluted EPS	$0.83	$0.78

	Actual
	Total Year	Total Year
	2012	2011
Adjusted Diluted EPS	$3.53	$3.11
Restructuring and related costs	(0.13)	(0.18)
Net loss on repurchases of debt	(0.07)	(0.11)
Transaction-related costs	(0.01)	(0.01)
Asset impairment charge	—	(0.01)
Reported Diluted EPS	$3.32	$2.80

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2012		2011
Revenue	$387.6		$366.4
Cost of goods sold, including net restructuring charges	(137.6)	(35.5%)	(129.9)	(35.5%)
Gross profit	250.0	64.5%	236.5	64.5%

Selling, general and administrative expense	(169.7)	(43.8%)	(159.4)	(43.5%)
Asset impairment charge	—	—	(1.2)	(0.3%)
Net restructuring charges	(2.5)	(0.6%)	(1.9)	(0.5%)
Operating income	77.8	20.1%	74.0	20.2%

Loss on early extinguishment of debt	(5.3)	(1.4%)	—	—
Interest expense	(11.9)	(3.1%)	(11.9)	(3.2%)
Other income	0.3	0.1%	—	—
Income before income taxes	60.9	15.7%	62.1	16.9%

Income tax provision	(18.3)	(4.7%)	(22.3)	(6.1%)
Net income	$42.6	11.0%	$39.8	10.9%

Weighted average dilutive shares outstanding	51.1		51.0

Diluted earnings per share	$0.83		$0.78

Capital expenditures	$9.6		$7.3
Depreciation and amortization expense	16.0		16.9
Number of employees-end of period	5,476		5,565

Non-GAAP financial measure - EBITDA(1)	$88.8		$90.9
Non-GAAP financial measure - Adjusted EBITDA(1)	98.1		95.2

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, asset impairment charges and loss on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2012 and 2011 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended December 31,
	2012	2011
Adjusted EBITDA	$98.1	$95.2
Restructuring and related costs	(4.0)	(3.0)
Transaction-related costs	—	(0.1)
Asset impairment charge	—	(1.2)
Loss on early extinguishment of debt	(5.3)	—
EBITDA	88.8	90.9
Income tax provision	(18.3)	(22.3)
Interest expense	(11.9)	(11.9)
Depreciation and amortization expense	(16.0)	(16.9)
Net income	$42.6	$39.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2012		2011
Revenue	$1,514.9		$1,417.6
Cost of goods sold, including net restructuring charges	(524.4)	(34.6%)	(493.4)	(34.8%)
Gross profit	990.5	65.4%	924.2	65.2%

Selling, general and administrative expense	(680.2)	(44.9%)	(640.2)	(45.2%)
Asset impairment charge	—	—	(1.2)	(0.1%)
Net restructuring charges	(8.3)	(0.5%)	(11.7)	(0.8%)
Operating income	302.0	19.9%	271.1	19.1%

Loss on early extinguishment of debt	(5.3)	(0.3%)	(7.0)	(0.5%)
Interest expense	(46.8)	(3.1%)	(47.8)	(3.4%)
Other income (expense)	0.9	0.1%	(0.2)	—
Income before income taxes	250.8	16.6%	216.1	15.2%

Income tax provision	(80.3)	(5.3%)	(71.5)	(5.0%)
Net income	$170.5	11.3%	$144.6	10.2%

Weighted average dilutive shares outstanding	51.1		51.4

Diluted earnings per share	$3.32		$2.80

Capital expenditures	$35.2		$35.5
Depreciation and amortization expense	65.7		73.3
Number of employees-end of period	5,476		5,565

Non-GAAP financial measure - EBITDA(1)	$363.3		$337.2
Non-GAAP financial measure - Adjusted EBITDA(1)	379.8		360.1

(1) See the discussion of EBITDA and Adjusted EBITDA on the previous page. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Year Ended December 31,
	2012	2011
Adjusted EBITDA	$379.8	$360.1
Restructuring and related costs	(10.8)	(13.7)
Transaction-related costs	(0.4)	(1.0)
Asset impairment charge	—	(1.2)
Loss on early debt extinguishment	(5.3)	(7.0)
EBITDA	363.3	337.2
Income tax provision	(80.3)	(71.5)
Interest expense	(46.8)	(47.8)
Depreciation and amortization expense	(65.7)	(73.3)
Net income	$170.5	$144.6

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2012	December 31, 2011
Cash and cash equivalents	$45.4	$28.7
Other current assets	174.3	163.9
Property, plant & equipment-net	104.2	113.4
Intangibles-net	150.7	157.3
Goodwill	789.6	777.0
Other non-current assets	148.2	148.5
Total assets	$1,412.4	$1,388.8

Current portion of long-term debt	$—	$85.6
Other current liabilities	220.1	214.8
Long-term debt	652.6	656.1
Deferred income taxes	75.1	49.8
Other non-current liabilities	31.7	79.8
Shareholders' equity	432.9	302.7
Total liabilities and shareholders' equity	$1,412.4	$1,388.8

Shares outstanding	50.6	50.8

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2012	2011
Cash provided (used) by:
Operating activities:
Net income	$170.5	$144.6
Depreciation and amortization of intangibles	65.7	73.3
Loss on early debt extinguishment	5.3	7.0
Contract acquisition payments	(17.0)	(12.2)
Other	19.5	22.7
Total operating activities	244.0	235.4
Investing activities:
Purchases of capital assets	(35.2)	(35.5)
Payments for acquisitions	(34.2)	(85.6)
Payments on company-owned life insurance policies	—	(6.4)
Loans to distributors	(3.3)	(5.2)
Other	4.2	0.9
Total investing activities	(68.5)	(131.8)
Financing activities:
Net change in debt	(88.9)	(22.0)
Dividends	(50.9)	(51.1)
Share repurchases	(27.2)	(23.6)
Shares issued under employee plans	12.3	7.7
Other	(4.8)	(2.7)
Total financing activities	(159.5)	(91.7)
Effect of exchange rate change on cash	0.7	(0.6)
Net change in cash and cash equivalents	16.7	11.3
Cash and cash equivalents: Beginning of period	28.7	17.4
Cash and cash equivalents: End of period	$45.4	$28.7

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2012	2011
Revenue:
Small Business Services	$254.5	$228.8
Financial Services	82.0	82.5
Direct Checks	51.1	55.1
Total	$387.6	$366.4

Operating income: (1)
Small Business Services	$43.7	$40.5
Financial Services	18.2	16.8
Direct Checks	15.9	16.7
Total	$77.8	$74.0

	Year Ended December 31,
	2012	2011
Revenue:
Small Business Services	$961.6	$846.4
Financial Services	341.1	342.4
Direct Checks	212.2	228.8
Total	$1,514.9	$1,417.6

Operating income: (1)
Small Business Services	$160.4	$145.2
Financial Services	77.7	59.8
Direct Checks	63.9	66.1
Total	$302.0	$271.1

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(1) Operating income includes the following restructuring and transaction-related costs in each period, as well as an asset impairment charge in 2011:

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Small Business Services	$1.9	$2.7	$6.5	$8.2
Financial Services	1.3	0.7	2.0	5.8
Direct Checks	0.8	0.9	2.7	1.9
Total	$4.0	$4.3	$11.2	$15.9

The table below is provided to assist in understanding the comparability of the Company's results of operations for the quarters and years ended December 31, 2012 and 2011. The Company's management believes that operating income by segment, excluding restructuring and transaction-related costs in each period, as well as an asset impairment charge in 2011, is a useful financial measure because these items impacted the comparability of reported operating income during 2012 and 2011. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND TRANSACTION-RELATED COSTS
AND ASSET IMPAIRMENT CHARGE
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2012	2011
Adjusted operating income: (1)
Small Business Services	$45.6	$43.2
Financial Services	19.5	17.5
Direct Checks	16.7	17.6
Total	$81.8	$78.3

	Year Ended December 31,
	2012	2011
Adjusted operating income: (1)
Small Business Services	$166.9	$153.4
Financial Services	79.7	65.6
Direct Checks	66.6	68.0
Total	$313.2	$287.0

(1) Operating income excluding restructuring and transaction-related costs in each period, as well as an asset impairment charge in 2011, reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted operating income	$81.8	$78.3	$313.2	$287.0

Restructuring and transaction-related costs and asset impairment charge:
Small Business Services	(1.9)	(2.7)	(6.5)	(8.2)
Financial Services	(1.3)	(0.7)	(2.0)	(5.8)
Direct Checks	(0.8)	(0.9)	(2.7)	(1.9)
Total	(4.0)	(4.3)	(11.2)	(15.9)

Reported operating income	$77.8	$74.0	$302.0	$271.1

# # #